N E W S R E L E A S E
(For Immediate Release)

UnitedHealth Group to Host 2022 Investor Conference
MINNETONKA, Minn. (November 22, 2022) – UnitedHealth Group (NYSE: UNH) will host its annual Investor Conference with analysts and institutional investors in New York City on Tuesday, November 29, 2022, beginning at 8:00 a.m. ET.
A broad team of UnitedHealth Group leaders will offer perspectives on the company’s performance on its long-term strategic growth priorities and its role in advancing health care quality, experiences and value for people. Management will also provide an overview of the Company’s outlook for its growth and performance for 2023.
In conjunction with the Investor Conference, an updated view of financial performance for 2022 and the initial outlook for 2023 will be released on the Monday, November 28, at approximately 4:15 p.m. ET.
The Company will stream the presentations and management question and answer portion of this meeting and will make conference materials available on its Investor Relations page at www.unitedhealthgroup.com. A replay of the conference will be available on the Company web site.
About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a health care and well-being company with a mission to help people live healthier lives and help make the health system work better for everyone through two distinct and complementary businesses. Optum delivers care aided by technology and data, empowering people, partners and providers with the guidance and tools they need to achieve better health. UnitedHealthcare offers a full range of health benefits, enabling affordable coverage, simplifying the health care experience and delivering access to high-quality care. Visit UnitedHealth Group at www.unitedhealthgroup.com and follow @UnitedHealthGrp on Twitter.
# # #

Investors:	Zack Sopcak
Zack.Sopcak@uhg.com
952-936-7215

Media:	Matt Stearns
Senior Vice President
202-276-0085